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As filed with the Securities and Exchange Commission on October 7, 2014

Registration No. 333-197106

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

AMENDMENT NO. 8
TO

FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

OM Asset Management plc
(Exact name of each registrant as specified in its charter)

England and Wales (State or other jurisdiction of incorporation or organization)	6282 (Primary Standard Industrial Classification Code Number)	98-1179929 (IRS Employer Identification Number)

5th Floor, Millennium Bridge House
2 Lambeth Hill
London EC4V 4GG, United Kingdom
+44-20-7002-7000
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Stephen H. Belgrad
Chief Financial Officer
c/o Old Mutual (US) Holdings Inc.
200 Clarendon Street, 53rd Floor
Boston, Massachusetts 02116
(617) 369-7300
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Floyd I. Wittlin Christina E. Melendi Bingham McCutchen LLP 399 Park Avenue New York, New York 10022 (212) 705-7000	Christine Strumpen-Darrie, Esq. Stuart H. Gelford, Esq. Fried, Frank, Harris, Shriver & Jacobson LLP One New York Plaza New York, New York 10004 (212) 859-8000	Paul D. Tropp Freshfields Bruckhaus Deringer US LLP 601 Lexington Avenue New York, New York 10022 (212) 277-4000

Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this Registration Statement.

           If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    ☐

           If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

           If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

           If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

           Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐

           The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

 Explanatory Note

        OM Asset Management plc is filing this Amendment No. 8 (this "Amendment") to its Registration Statement on Form S-l (Registration No. 333-197106) (the "Registration Statement") as an exhibit-only filing to file Exhibits 5.1 and 21.1 and to amend and restate the list of exhibits set forth in Item 16 of Part II of the Registration Statement. No changes have been made to Part I or Part II of the Registration Statement other than this explanatory note as well as revised versions of the cover page and Item 16 of Part II of the Registration Statement. This Amendment does not contain a copy of the preliminary prospectus included in the Registration Statement, nor is it intended to amend or delete any part of the preliminary prospectus.

 PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.    Other Expenses of Issuance and Distribution.

        The estimated expenses payable by us in connection with this offering described in this registration statement (other than the underwriting discount and commissions) will be as follows:

SEC Registration Fee	$55,397
FINRA filing fee	$65,015
Accounting fees and expenses	$3,700,000
New York Stock Exchange listing fee	$100,000
Printing and engraving expenses	$250,000
Directors' & Officers' liability insurance premiums	$1,000,000
Legal fees and expenses	$4,500,000
Transfer agent and registrar fees	$900,000
Miscellaneous	$100,000

Total	$10,670,412

Item 14.    Indemnification of Directors and Officers.

        Our articles of association provide that, subject to the Companies Act 2006, we shall indemnify, out of our assets, any director of the Company or any associated company against all losses, liabilities and expenditures which he or she may sustain or incur in the execution of the duties of his or her office or otherwise in relation thereto.

        The relevant provisions under the Companies Act 2006 are sections 205, 206, 232, 233, 234, 235, 236, 237, 238 and 1157.

        Section 205 provides that a company can provide a director with funds to meet expenditures incurred or to be incurred by him or her in defending any criminal or civil proceedings or in connection with any application under sections 661(3) and 661(4) (acquisition of shares by an innocent nominee) or section 1157 (as described below). Such financial assistance must be repaid if the director is convicted in the proceedings, judgment is found against such director in the proceedings or the court refuses to grant the relief on the application.

        Section 206 provides that a company can provide a director with funds to meet expenditures incurred or to be incurred by him or her in defending in an investigation by a regulatory authority, or against action proposed to be taken by a regulatory authority, in connection with any alleged negligence, default, breach of duty or breach of trust by him or her in relation to the company or an associated company.

        Section 232 provides that any provision that purports to exempt a director from liability for negligence, default, breach of duty or breach of trust by him or her in relation to the company is void. Any provisions by which a company directly or indirectly provides an indemnity (to any extent) for a director of the company or an associated company against any such liability is also void unless it is a qualifying third-party indemnity provision (as described below).

        Notwithstanding the provisions of section 232 above, section 233 permits liability insurance, commonly known as directors' and officers' liability insurance, to be purchased and maintained by a company against liability of its directors for negligence, default, breach of duty or breach of trust in relation to a company or an associated company.

        Pursuant to section 234, an indemnity is a qualifying third-party indemnity as long as it does not provide any indemnity against (i) any liability incurred by the director to the company or to any associated company; (ii) any liability incurred by the director to pay a fine imposed in criminal proceedings, or a sum payable to a regulatory authority by way of a penalty in respect of non-compliance with any requirement of a regulatory nature (howsoever arising); and (iii) any liability incurred by the director in defending criminal proceedings in which he or she is convicted, civil proceedings brought by the company or an associated company in which judgment is given against such director, or where the court refuses to grant such director relief under an application under sections 661(3) and 661(4) (acquisition of shares by an innocent nominee) or its power under section 1157 (as described below).

        Section 235 allows a company to provide an indemnity to a director if the company is a trustee of an occupational pension scheme, and such indemnity provides protection against liability incurred in connection with the company's activities as trustee of the scheme.

        Any indemnity provided under section 234 or section 235 in force for the benefit of one or more directors of the company or an associated company must be disclosed in the directors' annual report in accordance with section 236 and copies of such indemnification provisions (or, if not in writing, a written memorandum setting out their terms) must be made available for inspection by members of the company at the company's registered office in accordance with section 237 (and every member of the company has a right to inspect and request such copies under section 238).

        Section 1157 provides that in proceedings against an officer of a company for negligence, default, breach of duty or breach of trust, the court may relieve such officer, either wholly or in part, from liability, on such terms as it thinks fit, if it appears to the court that such officer may be liable but acted honestly and reasonably and that having regard to all the circumstances of the case, such officer ought fairly to be excused. Further, an officer who has reason to apprehend that a claim of negligence, default, breach of duty or breach of trust will or might be made against him or her, such officer may apply to the court for relief, and the court will have the same power to relieve such officer as it would if the proceedings had actually been brought.

        A court has wide discretion in granting relief, and may authorize civil proceedings to be brought in the name of the company by a shareholder on terms that the court directs. Except in these limited circumstances, English law does not generally permit class action lawsuits by shareholders on behalf of the company or on behalf of other shareholders.

        We will obtain and expect to continue to maintain insurance policies under which our directors and officers are insured, within the limits and subject to the limitations of those policies, against certain expenses in connection with the defense of, and certain liabilities that might be imposed as a result of, actions, suits or proceedings to which they are parties by reason of being or having been directors or officers. The coverage provided by these policies may apply whether or not we would have powers to indemnify such person against such liability under the provisions of English law.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment of expenses incurred or paid by a director, officer or controlling person in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to the court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

        Pursuant to the Underwriting Agreement filed as Exhibit 1.1 to this Registration Statement, we have agreed to indemnify the underwriters and the underwriters have agreed to indemnify us against certain civil liabilities that may be incurred in connection with this offering, including certain liabilities under the Securities Act.

Item 15.    Recent Sales of Unregistered Securities.

        In connection with our formation and the Reorganization, we have issued to OMGUK an aggregate of 120,000,000 ordinary shares, nominal value $0.001 per share. We have also issued to OMGUK one ordinary share, nominal value $1.00 per share, and 50,000 ordinary shares, nominal value £1 per share, each of which will be repurchased by us in connection with the Reorganization. Each issuance of ordinary shares was made pursuant to the exemption from registration in Section 4(a)(2) of the Securities Act because the offer and issuance of the ordinary shares did not involve a public offering.

Item 16.    Exhibits and Financial Statement Schedules.

(a)
The following exhibits are filed as part of this Registration Statement:

Exhibit No.		Description
1.1	**	Form of Underwriting Agreement.
3.1	**	Memorandum of Association.
3.2	**	Articles of Association.
4.1	**	Specimen Ordinary Share Certificate.
5.1		Opinion of Bingham McCutchen LLP.
10.1	**	Form of Revolving Credit Facility.
10.2	**	Employment Agreement with Peter L. Bain.
10.3	**	Employment Agreement with Linda T. Gibson.
10.4	**	OM Asset Management plc Equity Incentive Plan.
10.5	**	Form of Seed Capital Management Agreement.
10.6	**	Form of Co-Investment Deed.
10.7	**	Form of Intellectual Property License Agreement.
10.8	**	Form of Deferred Tax Asset Deed.
10.9	**	Form of Registration Rights Agreement.
10.10	**	Form of Shareholder Agreement.
10.11	**	Form of Deed of Indemnity for Directors.
10.12	**	Limited Liability Company Agreement of Barrow, Hanley, Mewhinney & Strauss, LLC, effective January 12, 2010.
10.13	**	Fifth Amended and Restated Limited Liability Company Agreement of Acadian Asset Management LLC, effective August 14, 2014.
10.14	**	OM Asset Management plc Non-Employee Directors' Equity Incentive Plan.
10.15	**	Form of Management Registration Rights Agreement.
10.16	**	Form of Restricted Stock Unit Award Agreement for Employees.
10.17	**	Form of Restricted Stock Award Agreement for Employees.
10.18	**	Form of Restricted Stock Unit Award Agreement for Non-Employee Directors.
10.19	**	Form of Restricted Stock Unit Award Agreement for Canadian Employees.
10.20	**	Form of Restricted Stock Unit Award Agreement for Hong Kong Employees.
10.21	**	Form of Restricted Stock Award Agreement for U.K. Employees.

Exhibit No.		Description
10.22	**	Form of Deed Poll Instrument.
21.1		Subsidiaries.
23.1	**	Consent of KPMG LLP.
23.2	**	Consent of Bingham McCutchen LLP (included in Exhibit 5.1).
23.3	**	Consent of Peter L. Bain.
23.4	**	Consent of Ian D. Gladman.
23.5	**	Consent of James J. Ritchie.
23.6	**	Consent of Kyle P. Legg.
23.7	**	Consent of John D. Rogers.
24	**	Power of Attorney.

*
To be filed by amendment.

**
Previously filed.

Item 17.    Undertakings.

        The undersigned Registrant hereby undertakes that:

  1.
  The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

  2.
  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

  3.
  For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

  4.
  For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

 SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 8 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boston, Commonwealth of Massachusetts, on the 7th day of October, 2014.

OM Asset Management plc
By:	/s/ PETER L. BAIN Peter L. Bain President, Chief Executive Officer and Director (Principal Executive Officer)
By:	/s/ STEPHEN H. BELGRAD Stephen H. Belgrad Executive Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

        Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 8 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Position	Date

* Julian Roberts	Chairman of the Board	October 7, 2014
/s/ PETER L. BAIN Peter L. Bain	President, Chief Executive Officer and Director (Principal Executive Officer)	October 7, 2014
/s/ STEPHEN H. BELGRAD Stephen H. Belgrad	Executive Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	October 7, 2014
* Donald J. Schneider	Director	October 7, 2014
/s/ STEPHEN H. BELGRAD Stephen H. Belgrad	Authorized Representative in the United States	October 7, 2014

*By:	/s/ STEPHEN H. BELGRAD Stephen H. Belgrad as attorney-in-fact

 EXHIBIT INDEX

Exhibit No.		Description
1.1	**	Form of Underwriting Agreement.
3.1	**	Memorandum of Association.
3.2	**	Articles of Association.
4.1	**	Specimen Ordinary Share Certificate.
5.1		Opinion of Bingham McCutchen LLP.
10.1	**	Form of Revolving Credit Facility.
10.2	**	Employment Agreement with Peter L. Bain.
10.3	**	Employment Agreement with Linda T. Gibson.
10.4	**	OM Asset Management plc Equity Incentive Plan.
10.5	**	Form of Seed Capital Management Agreement.
10.6	**	Form of Co-Investment Deed.
10.7	**	Form of Intellectual Property License Agreement.
10.8	**	Form of Deferred Tax Asset Deed.
10.9	**	Form of Registration Rights Agreement.
10.10	**	Form of Shareholder Agreement.
10.11	**	Form of Deed of Indemnity for Directors.
10.12	**	Limited Liability Company Agreement of Barrow, Hanley, Mewhinney & Strauss, LLC, effective January 12, 2010.
10.13	**	Fifth Amended and Restated Limited Liability Company Agreement of Acadian Asset Management LLC, effective August 14, 2014.
10.14	**	OM Asset Management plc Non-Employee Directors' Equity Incentive Plan.
10.15	**	Form of Management Registration Rights Agreement.
10.16	**	Form of Restricted Stock Unit Award Agreement for Employees.
10.17	**	Form of Restricted Stock Award Agreement for Employees.
10.18	**	Form of Restricted Stock Unit Award Agreement for Non-Employee Directors.
10.19	**	Form of Restricted Stock Unit Award Agreement for Canadian Employees.
10.20	**	Form of Restricted Stock Unit Award Agreement for Hong Kong Employees.
10.21	**	Form of Restricted Stock Award Agreement for U.K. Employees.
10.22	**	Form of Deed Poll Instrument.
21.1		Subsidiaries.
23.1	**	Consent of KPMG LLP.
23.2	**	Consent of Bingham McCutchen LLP (included in Exhibit 5.1).
23.3	**	Consent of Peter L. Bain.
23.4	**	Consent of Ian D. Gladman.
23.5	**	Consent of James J. Ritchie.
23.6	**	Consent of Kyle P. Legg.
23.7	**	Consent of John D. Rogers.
24	**	Power of Attorney.

*
To be filed by amendment.

**
Previously filed

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Explanatory Note
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
  Item 13. Other Expenses of Issuance and Distribution.
  Item 14. Indemnification of Directors and Officers.
  Item 15. Recent Sales of Unregistered Securities.
  Item 16. Exhibits and Financial Statement Schedules.
  Item 17. Undertakings.
SIGNATURES
EXHIBIT INDEX